Exhibit 5.1

INVESTMENT POLICY STATEMENT

for

THUNDER ENERGIES, INC.

Prepared by:

Thunder Energies, Inc.,

November 14, 2022

Company Confidential

APPENDIX A GLOSSARY OF TERMS	A-1

APPENDIX B INVESTMENT MANAGEMENT AGREEMENT	B-1

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INTRODUCTION

Thunder Energies, Inc. (“Thunder Energies”) shall enter into that certain Agreement dated as of November 12, 2022 (as hereafter amended or supplemented from time to time, the “Agreement”), between Thunder Energies and ______________________, as Investment Manager (together with any successor Investment Manager, the “Investment Manager”).  Terms not defined herein shall have the meaning assigned thereto by the Glossary of Terms attached hereto as Appendix A.

1.1	PURPOSE

This Investment Policy Statement (“IPS”) sets forth the general principles that govern Thunder Energies Portfolio of Securities (the “Portfolio”) which is comprised of Securities held in the Investment Account.  The Investment Account shall be managed consistent with this IPS.  This document is intended to provide guidelines for the Investment Manager (selected by Thunder Energies) to take prudent and careful action to achieve the goals of Thunder Energies while providing sufficient flexibility in managing investment risks and returns for the Portfolio.  This IPS:

a.	Describes an appropriate risk posture for the investment of the Portfolio’s assets;

b.	Establishes investment guidelines regarding the selection of the Investment Manager, permissible securities and diversification of assets;

c.	Specifies the criteria for evaluating the performance of the Investment Manager and of the Portfolio as a whole; and

d.	Defines the responsibilities of the Investment Manager.

Thunder Energies intends to review the investment policies described in this IPS periodically, but not less than annually, to ensure they adequately reflect changes related to the Portfolio and the capital markets.

1.2	OBJECTIVES

The primary investment objective is to seek returns that are expected to exceed the average annual return of the benchmark described below under 4.1 “Benchmark/Style Index,” while remaining within the risk parameters set forth in these guidelines.

The Portfolio of Securities shall be invested in accordance with sound investment practices that emphasize the primary objectives in order of priority:

a)	Diversification:

The investments will be well-diversified by various types of bonds and or other obligations in order to reduce the overall Portfolio risk as described in Section 6.2 of this IPS.

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b.	Liquidity:

The Portfolio will remain sufficiently liquid to enable the Portfolio to meet all requirements which might be reasonably anticipated.  Portfolio liquidity is herein defined as fixed income investments through major market makers with market execution.  To assist in retaining the desired liquidity, no issue shall be purchased that is likely to have few market makers or poor market bids.

c.	Return on Investment:

The Portfolio is expected to exceed the average annual return of the specified benchmark in Section 4.1.

1.3	RESPONSIBILITIES

It is expected that the objectives and policies described herein will be used as the criteria for selecting and evaluating the appropriate Investment Manager for the management of the Portfolio’s assets.  Specifically, the responsibilities of Thunder Energies include:

a.	Establishing a long-term strategic investment plan for the Portfolio. This includes evaluating their risk tolerance and establishing a long-term asset allocation policy consistent with the long-term objectives, financial needs and circumstances of the Portfolio;

b.	Providing a mechanism to ensure compliance with the Agreement and the Over-Collateralization Test;

c.	Recommending an appropriate Investment Manager and the selection or termination of the Investment Manager;

d.	Monitoring and evaluating the performance of the Portfolio’s assets as a whole and of the Investment Manager;

e.	Selecting or terminating administrators, consultants, and custodian for the Portfolio’s assets; and

f.	Such other duties as may be described in this IPS or as required by applicable laws and regulations.

In addition, Thunder Energies may retain a third-party investment consultant to provide expert advice and assistance to Thunder Energies for the purpose of evaluating the management of the Portfolio, Monthly Reporting requirements as required by the Agreement and IPS and to provide other investment consulting services.

2.	INVESTMENT MANAGER’S FUNCTION

The Investment Manager is expected to manage the Portfolio’s assets in a manner consistent with the Investment Management Agreement between Thunder Energies and the Investment Manager (the “Agreement”), and the investment objectives, guidelines, and constraints outlined in this IPS. The Investment Manager shall have a fiduciary responsibility to act in accordance with the Agreement.

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The Portfolio assets will be managed by an experienced investment management firm with fiduciary responsibilities that:

a.	At all times is registered and in good standing with the Financial Industry Regulatory Authority (FINRA) and the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940 (where applicable);

b.	Acknowledges in writing that it is a fiduciary with respect to the Portfolio assets it manages;

c.	Has at least five years of experience in actively managing fixed income bond portfolios and is capable of managing the Portfolio such that the Portfolio will maintain an overall dollar-weighted average rating of “Baa3” or greater by Moody’s or “BBB-” or greater by S&P (an “Investment Grade Rating”);

d.	Currently manages in excess of ten billion ($10.0B USD) in total assets;

e.	The U.S. domiciled firm carries an investment grade rating of A2 (Moody’s) and or A (Standard and Poor’s) or higher;

f.	Provides detailed information on the history of the firm, key personnel, fee schedule, and support personnel and demonstrates financial and professional staff stability;

g.	Clearly articulates the investment strategy that will be followed and documents that the strategy has been successfully adhered to over time; and

h.	Has no outstanding legal judgments or past judgments that materially and adversely affects its ability to provide services to Thunder Energies.

The role of the Investment Manager is to manage the assets of the Portfolio by providing the following investment management services:

a.	Acquisition:

The Investment Manager is delegated responsibility for following and maintaining the asset allocation strategy for the Portfolio and discretion to determine the Portfolio’s individual security selections.

b.	Sourcing of Investments:

Identifying various Corporate Securities, Government Securities, and other permitted investments that satisfy established parameters for diversification and portfolio mix.

c.	Risk Management:

The performance of the Investment Manager is measured versus a fully invested market index, or combination of market indexes, representative of the Investment Manager’s investment style, strategy, asset allocation and risk level.  Investment Manager shall be permitted to utilize risk reduction vehicles including, but not limited to, interest rate swaps, credit default swaps and/or make whole call provisions.

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d.	Monitor Investment Performance:

Monitoring and tracking the risks and returns on individual investments regularly, including performing mark-to-market valuations frequently, but not less frequently than on a bi-weekly basis.

e.	Reviewing:

Reviewing the Portfolio performance and investment guidelines on a monthly basis to determine whether the investments continue to meet the Portfolio’s objectives and financial circumstances.

f.	Reporting/Advising:

Reporting/Advising quarterly on the performance of the Portfolio to Thunder Energies and/or Thunder Energies designees, the Valuation Agent and the Investment Manager, to keep Thunder Energies and the Investment Manager apprised of the Portfolio’s investment progress as it relates to the Portfolio performance and the reasonably anticipated cash requirements for ongoing operations and debt service payments.  Said reporting shall comply with Section 9 herein.

g.	Liquidation:

Liquidation of the Portfolio assets also rests with the Investment Manager, in accordance with this IPS.

2.1	MONITORING OF INVESTMENT MANAGER

Thunder Energies is aware that the ongoing review and analysis of the Investment Manager is as important as the due diligence implemented during the Investment Manager selection process.  Thunder Energies may regularly monitor the Investment Manager as outlined below:

a.	Step 1 - Ongoing Monitoring:

Thunder Energies will perform on-going analysis of the Investment Manager regularly, but not less than on a quarterly basis.  In addition to reviewing quarterly investment performance, the following will be evaluated:

•	Investment Manager’s adherence to the IPS guidelines;
•	Material changes in the Investment Manager’s organization, investment philosophy and/or personnel;
•	The volatility of the investment rates of return of the Investment Manager compared to the volatility of an appropriate market index and/or peer group (as listed in Section 4.1), and
•	Comparison of the Investment Manager’s results to appropriate indices and/or peer groups (as listed in Section 4.1).

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b.	Step 2 - Formal Watchlist:

If Thunder Energies determines that any of the above factors, or any other development regarding the Investment Manager’s performance or organization, warrants a more thorough examination, Thunder Energies will place the Investment Manager on a formal “watchlist”.  Factors evaluated during the watchlist examination include, but are not limited to, the following:

•	Extraordinary events (organizational issues)

Extraordinary events may include such things as:

•	Change in ownership (i.e., key people “cash out”)
•	Change in professionals
•	Changes to an Investment Manager’s philosophy or the process it uses to implement the agreed upon strategy
•	Investment Manager is involved in material litigation or fraud
•	Client-servicing problems
•	Significant account losses or significant account growth
•	Change in cost
•	Change in financial condition or corporate rating
•	Extreme performance volatility

•	Intermediate-term performance in relation to appropriate market index

Intermediate-term performance standards measure an Investment Manager’s performance in relation to the appropriate market index for a time period not longer than ten years.

•	Short-term performance in relation to appropriate “style (peer) group”

Short-term performance standards incorporate a time period of at least three years.  Investment Manager is expected to demonstrate favorable cumulative and rolling three- to five-year risk-adjusted performance compared to its peer group.

c.	Step 3 - Replace or Retain:

As a result of the watchlist examination of the Investment Manager, a recommendation from Thunder Energies to either replace or retain the Investment Manager will be made.  If a recommendation is made to retain the Investment Manager, a watchlist evaluation period may be established to more closely monitor the Investment Manager.  This period will generally be four quarters, but can be shorter or longer depending on the circumstances leading to the watchlist examination.

It is at Thunder Energies discretion to take corrective action by replacing an Investment Manager, as it deems appropriate at any time.  The watchlist is not the only route for removing an existing Investment Manager.  The aforementioned events, or any other events of concern identified by Thunder Energies, may prompt the immediate removal of an Investment Manager without it being watchlisted.

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3.	INVESTMENT PROFILE FOR THE PORTFOLIO

Given the nature of the Portfolio assets, as well as the duration of the Thunder Energies liabilities, a conservative to moderate level of investment risk is acceptable.  An asset-mix policy favoring a higher investment weighting in Investment Grade Fixed Income Bonds is prudent.

The following profile is recommended for the Portfolio:

a.	Investment Horizon:

Short- to long-term (one month to 30 years)

b.	Projected Use of Portfolio/Capital:

Strict conformance to IPS requirements

c.	Level of Tolerance for Investment Risk:

Conservative/moderate within IPS guidelines

d.	Portfolio Blend/Investment Preference:

Maximum yield within IPS guidelines

e)	Investment Objective:

Capital preservation and the ability to exceed the return of the stated benchmark.

Current income and capital growth without taking undue risk within IPS guidelines.

f)	Investment Style/Approach:

Active management

All investments will be undertaken with a view to preserving capital and providing sufficient liquidity to enable Thunder Energies to meet its reasonably anticipated cash requirements for ongoing operations and debt service payments.

4.	ASSET ALLOCATION STRATEGY AND OVER-COLLATERALIZATION TEST

In line with the return objectives and risk parameters of the Portfolio, the mix of assets should be generally maintained as follows (percentages are of the market value of the Portfolio).

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Asset Class	Min	Max
Investment Grade Fixed Income Bonds	75%	100%
Non-Investment Grade Fixed Income Bonds	0%	15%
Cash and Cash Equivalents	0%	20%

Total Assets

The table above displays the minimum and maximum Portfolio mix by asset class and percentages.  Investment Grade Fixed Income Bonds will be comprised of Investment Grade Rated Corporate Securities (i.e., U.S. Corporate Bonds that are rated equal to or greater than “BBB-” by Standard & Poor’s (S&P) or “Baa3” by Moody’s and Government Securities (i.e., U.S. Treasuries and U.S. Agencies that are rated equal to or greater than “BBB-” by S&P or “Baa3” by Moody’s). All new purchases must be rated investment grade by Moody’s and S&P.  In the event of a “split rated” security, that is a security with non-equivalent rating classifications from different rating agencies, the lower of the quality ratings shall apply. The Investment Manager is allowed to hold up to 5% in aggregate market value of securities downgraded below investment grade; provided further that, said bonds be rated no less than “B-” by S&P or “B3” by Moody’s, as described below. The minimum dollar-weighted average credit quality rating of the fixed income Portfolio shall be at least “Baa3” by Moody’s or “BBB-” by S&P.  All rating categories, include qualifiers “1”, “2” and “3” for Moody’s and “+” and “-” for S&P.  A minimum of 75% of the Portfolio value must be invested in Investment Grade Fixed Income Bonds.

As further defined and stipulated herein, Thunder Energies holdings of Non-Investment Grade Fixed Income Bonds are limited to Securities rated below “Baa3” and equal to or higher than “B3” by Moody’s and below “BBB-” and equal to or higher than “B-” by S & P.  Investment Grade Fixed Income Bonds are comprised of Corporate Securities and Government Securities rated equal to or higher than “Baa3” by Moody’s and equal or higher than “BBB-” by S&P.

Deviations from this asset-mix guideline may be authorized in writing by Thunder Energies after first providing notice to Rating Agencies, which may determine if the aggregate deviation does not constitute a material departure from the spirit of the target allocation.

The maximum percentage designed for the “Cash and Cash Equivalents” category is intended to apply after the initial ramp-up to purchase the Securities of the Portfolio.  Thunder Energies recognizes that this initial ramp-up period may be up to three months after the initiation of the Portfolio.

The portfolio mix will be reviewed periodically with market conditions, but will be reviewed within the target asset allocation, to determine the appropriate allocation to each asset class, as necessary.

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4.1	BENCHMARK/STYLE INDEX

The Portfolio will have as its benchmark the corporate securities rated BBB- as represented in (to be determined and agreed upon) the Barclays Capital U.S. Aggregate Index (or other agreed upon benchmark). The benchmark will be subject to an issuer cap of 2% and 7.5% single industry maximum.

The respective weighting for each component of the benchmark is as follows:

Corporate securities in the Barclays Capital U.S. Aggregate Index, BBB rated: 80%

Corporate securities in the Barclays Capital U.S. Aggregate, A rated: 20%

The Barclays Capital “Class 4” sector classification will be used for the purposes of calculating the single industry maximum.

4.2	REBALANCING PROCEDURES

The allocation to each asset class and to investment styles within asset classes is expected to remain stable over most market cycles.

Since capital appreciation (depreciation) and trading activity in the managed Portfolio can result in a deviation from the overall asset allocation, the aggregate asset allocation will be monitored and Thunder Energies shall review the asset allocation at least annually.

If any asset allocations fall outside of the acceptable ranges as set forth in Section 6.4 of this IPS, the Investment Manager must adhere to the following:

a.	The Investment Manager shall notify Thunder Energies and the Investment Manager in writing (email, overnight carrier and/or fax) within a reasonable amount of time of the breach of the asset allocation range requirement;

b.	The Investment Manager shall cure the asset allocation range requirement breach within ten (10) Business Days or a period acceptable to the Rating Agencies, as evidenced in writing from the Rating Agencies to Thunder Energies, a copy of which shall be provided to the Investment Manager by Thunder Energies upon receipt thereof, but in no event longer than sixty (60) Business Days and shall notify Thunder Energies and Investment Manager within a reasonable amount of time after the cure to confirm that the Portfolio is within acceptable asset allocations and/or target asset mixes, together with copies of trade tickets evidencing such transactions; and

c.	In no event will the time period between mark-to-market and cure exceed twenty (20) Business Days or a period acceptable to the Rating Agencies, as evidenced in writing from the Rating Agencies to Thunder Energies, a copy of which shall be provided to the Investment Manager by Thunder Energies upon receipt thereof, but in no event longer than sixty (60) Business Days.

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d.	If within twenty (20) Business Days (or other period acceptable to the Rating Agencies, as evidenced in writing from the Rating Agencies to Thunder Energies, a copy of which shall be provided to the Investment Manager by Thunder Energies but in no event longer than sixty (60) Business Days after notifying Thunder Energies and the Investment Manager of the breach of the asset allocation range requirement as set forth in clause (a) above (the “Reallocation Period”), the Investment Manager is unable to cure such breach, the Investment Manager agrees that it will assist Thunder Energies in identifying and liquidating (to the extent such Securities have not already been liquidated) such Securities as necessary to cure such breach and cause the proceeds thereof to be transferred to the credit of the Portfolio within four (4) Business Days from the end of the Reallocation Period.

4.3	DOWNGRADED SECURITIES

If any single security held in the Portfolio is downgraded below IPS restrictions, or if the dollar-weighted rating average of the Portfolio falls below IPS restrictions, the Investment Manager must adhere to the following:

a.	The Investment Manager must notify Thunder Energies, the Valuation Agent and the Investment Manager in writing (email, fax or letter) within a reasonable amount of time of the downgrade that triggers this compliance exception;

b)	In the event that the amount of Non-Investment Grade Fixed Income Bonds is greater than 5% of the Portfolio, if the downgraded security does not cure its own downgrade and return to compliance with the IPS within ten (10) Business Days or a period acceptable to the Rating Agencies, but in no event longer than sixty (60) Business Days, the Investment Manager shall liquidate the downgraded security or securities, or otherwise rebalance the Portfolio within ten (10) Business Days to return to compliance with this IPS and shall notify Thunder Energies, the Valuation Agent and Investment Manager within a reasonable time frame that the downgraded security has either cured its own downgraded status or the downgraded security has been liquidated and the Portfolio is within compliance with the IPS; and

c)	In no event will the time period between mark-to-market, cure and liquidation exceed twenty (20) Business Days or a period acceptable to the Rating Agencies, but in no event longer than sixty (60) Business Days, as evidenced in writing from the Rating Agencies to Thunder Energies, a copy of which shall be provided to the Investment Manager by Thunder Energies upon receipt thereof.

4.4	OVERCOLLATERALIZATION REQUIREMENTS

Over-Collateralization Test:

The investment guidelines set forth in this IPS have been established so that the Advance Amount of Securities held in the Portfolio satisfy the Over-Collateralization Test (e.g. the Advance Amount of the Securities are greater than or equal to the outstanding principal amount of the Investors Capital); provided however, the ultimate goal is to achieve an Advance Amount of Securities in the Portfolio that is equal to or greater than 110% of the outstanding principal amount of the Investors Capital.

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The Agreement requires that the Valuation Agent (with the assistance of Thunder Energies and, at the direction of Thunder Energies, the Valuation Agent) calculate the Market Value of each Security and the Advance Amount of the Securities held in the Portfolio on each Valuation Date, and report whether the Over-Collateralization Test has been satisfied on such Valuation Date.  In the event the Valuation Agent is unable to calculate the Market Value of an Security or determine any of the other elements that are required to calculate the Over-Collateralization Test (i.e., determining an Asset Category), pursuant to the terms of the Agreement, Thunder Energies has agreed to obtain such information that would assist the Valuation Agent in calculating the Market Value and of an Security or making a determination with respect to any of the other elements that are required to calculate the Over-Collateralization Test.  At the written direction and request of Thunder Energies, the Investment Manager agrees to use its best efforts to assist Thunder Energies in providing such information to the Valuation Agent, with respect to Securities, to assist the Valuation Agent in calculating the Market Value of Securities and/or determining any of the other elements that are required to calculate the Over-Collateralization Test. The Valuation Agent shall be a third-party beneficiary of this section.  Notwithstanding the foregoing, if Thunder Energies or the Investment Manager, at the request of Thunder Energies, are unable, fail or decline to provide such requested information to the Valuation Agent, the Valuation Agent shall proceed with the valuation and calculation process as set forth in the Agreement, which Thunder Energies acknowledges could result in a Market Value of zero ($0) for a Security and/or failure to satisfy the Over-Collateralization Test.

4.5	PERFORMANCE OBJECTIVES

The Portfolio is expected to exceed the average annual return of the specified benchmark in Section 4.1.

Thunder Energies will monitor the performance of the Portfolio at least on a quarterly basis.  Thunder Energies will evaluate the Investment Manager’s contribution toward meeting the investment objectives outlined in this IPS over a three- to five-year year rolling time period and a full market cycle, unless otherwise noted.

5.	PERFORMANCE EVALUATION

As noted above, Thunder Energies will monitor the performance of the Investment Manager and the composition of the Portfolio on a quarterly basis.

Thunder Energies will evaluate the Investment Manager’s success in achieving the investment objectives outlined in this document over at least a three- to five-year time horizon.  Thunder Energies realizes that most investments go through cycles.  Therefore, there may be periods of time in which the investment objectives are not met or when the Investment Manager may fail to meet the expected performance targets.

The Portfolio’s and Investment Manager’s performance should be reported in terms of rate of return and changes in dollar value.  The returns should be compared to appropriate market or benchmark indexes and peer group universes, for the most recent quarter and for annual and cumulative historical time periods.

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Risk as measured by volatility, or standard deviation of quarterly returns, shall be evaluated after twelve quarters of performance history have accumulated.  An attribution analysis shall also be performed to evaluate how much of the Portfolio’s investment results are due to the Investment Manager’s investment decisions, as compared to the effect of financial market movements.

5.1	GUIDELINES FOR CORRECTIVE ACTION

Thunder Energies recognizes the importance of a long-term focus when evaluating the performance of the Investment Manager.  Thunder Energies understands the potential for short-term periods when the performance of an Investment Manager may deviate significantly from the performance of representative market indexes.  So long as such conditions are explicitly set forth in the Agreement, as attached hereto as Appendix B, Thunder Energies may also terminate an Investment Manager upon any of the following conditions:

a.	Any material event that affects the ownership or capital structure of the Investment Manager, or the management of this account (such as described in Section 9). Failure on the part of the Investment Manager to notify Thunder Energies as required herein may be grounds for immediate termination;

b.	Any material client servicing deficiencies, including a failure to communicate in a timely fashion significant changes as outlined in Sections 4 and 9 of this IPS;

c.	Violation of terms of contract without prior written approval of Thunder Energies constitutes grounds for immediate termination;

d.	Failure to adhere to the diversification strategy provided in the IPS, as part of the Portfolio’s overall asset allocation strategy or the Investment Manager’s failure to rebalance the asset allocation timely after a compliance exception;

e.	Thunder Energies may terminate the Investment Manager on the basis of short-term performance. The Investment Manager’s performance, however, will be viewed in light of the Investment Manager’s particular investment style and approach, keeping in mind at all times the Portfolio’s diversification strategy as well as the overall quality of the relationship;

f.	Investment Manager may be replaced at any time as part of an overall restructuring of the Portfolio. Thunder Energies reserves the right to terminate the Investment Manager for any other reason in accordance with any applicable investment management agreements; and

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g.	Following a breach of a covenant or requirement herein, which triggers corrective liquidation of Portfolio assets within a defined cure period as provided herein, the Investment Manager may prefer to liquidate Portfolio assets over a longer horizon, if the Investment Manager has a good faith view that better sales prices can be achieved by avoiding a “fire sale”. If the Investment Manager desires to liquidate Portfolio assets as a result of a breach herein over a time period longer than required herein for a respective breach, then the Investment Manager must provide a written report to Thunder Energies and Investment Manager detailing the basis upon which it determines that an alternate liquidation period is warranted, along with the time period it suggests under said alternative liquidation period, not to exceed six months.

6.	INVESTMENT GUIDELINES

Investment activity must be consistent within the requirements of this IPS, the Agreement with the Investment Manager and applicable laws.  Where there are differences between the investment guidelines or other terms included in the Agreement and this IPS, the Agreement shall govern.

The Investment Manager acknowledges the general guidelines presented in this IPS and will manage the Portfolio in accordance with these guidelines.  The Investment Manager will monitor the Portfolio and will use its best efforts to correct any deviations from these guidelines as soon as reasonably practicable.

Any other security transaction not specifically authorized in this IPS, unless approved, in writing by Thunder Energies, is not permitted.  Requests by the Investment Manager to execute transactions that are not currently authorized in this IPS shall be made in writing prior to executing such transactions.

Transactions or unanticipated market actions that cause a deviation from these policy guidelines shall be brought to the attention of Thunder Energies by the Investment Manager prior to executing transactions, when practical.  Such deviations may be authorized in writing by Thunder Energies, which can determine if the deviation constitutes a material departure from the intent of this IPS.

6.1	ADVANCE AMOUNT OF SECURITIES IN PORTFOLIO

The investment guidelines set forth in this IPS have been established so that the Advance Amount of Securities held in the Portfolio satisfy the Over-Collateralization Test (i.e., the Advance Amount of the Securities held in the Portfolio are greater than or equal to the outstanding principal amount of the Investors Capital); provided however, the ultimate goal is to achieve an Advance Amount of Securities in the Portfolio that is equal to or greater than 110% of the outstanding principal amount of the Investors Capital.

6.2	ASSET ALLOCATION

The Investment Manager has been delegated responsibility for establishing and maintaining the asset allocation strategy for the Portfolio.

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Unless otherwise noted below, under normal market conditions, the Portfolio is expected to be invested primarily in fixed income securities consistent with the investment style as described in Section 4 and the Agreement with Thunder Energies.  Except for the initial three months after the start-up of the Portfolio by Thunder Energies, or as noted below, the Investment Manager shall not invest more than 20% of the market value of the Portfolio in Cash and Cash Equivalents.  During the initial three months of the account relationship with the Portfolio, the Investment Manager may hold Cash and Cash Equivalents in larger proportions in order to invest the Portfolio in an orderly basis with the intent to purchase the best assets to include in the Portfolio.

6.3	PORTFOLIO DIVERSIFICATION REQUIREMENTS

To minimize the risk of large losses, the Investment Manager shall maintain a well-diversified Portfolio.  Subject to the constraints outlined in this IPS, the Investment Manager shall have the discretion to determine the Portfolio’s individual security selections.

The objectives of the diversification strategy are to:

a)	Reduce the Portfolio’s total return variability;

b)	Reduce exposure to any single component of the capital market;

c)	Reduce the risk of not tracking inflation; and

d)	Increase the longer-term risk adjusted return potential of the Portfolio.

To achieve diversification, the Portfolio assets shall be invested based on the Benchmark Asset/Portfolio Mix listed in Section 4 and 4.1 of this.

6.4	PERMITTED SECURITIES

The securities purchased for the Portfolio shall be registered with the Securities and Exchange Commission, unless otherwise exempted from registration, traded on a recognized U.S. over-the-counter market and traded in the currency of U.S. Dollars.  Trades in currencies other than U.S. Dollars are not permitted.

a)	Investment Grade Fixed Income Bonds:

Investment Grade Fixed Income Bonds consisting of Corporate Securities and Government Securities purchased for the Portfolio shall be rated no less than “Baa3” by Moody’s and “BBB-” by S&P at the time of purchase.  The minimum dollar-weighted average credit quality rating of the fixed income Portfolio shall be “Baa3” by Moody’s or “BBB-” by S&P.  All rating categories, except “AAA” by S&P and “Aaa” by Moody’s, include qualifiers “1”, “2” and “3” for Moody’s and “+” and “-” for S&P.  In the event of a “split rated” security, that is a security with non-equivalent rating classifications from different rating agencies, the lower of the quality ratings shall apply.  A minimum of 75% of the Portfolio value must be invested in Investment Grade Fixed Income Bonds.

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b)	Non-Investment or Speculative Grade Fixed Income Bonds:

The Investment Manager is allowed to hold up to 5% in aggregate market value of securities downgraded below investment grade; provided that, said bonds be rated no less than “B3” by Moody’s and “B-” by S&P.

c)	Cash and Cash Equivalents:

It is generally expected that the Investment Manager will remain fully-invested in Investment Grade Fixed Income Bonds and Non-Investment or Speculative Grade Fixed Income Bonds, however it is recognized that cash reserves may be utilized from time-to-time to provide liquidity or to implement certain investment strategies.  Cash includes any immediately available funds in United States Dollars and Cash Equivalents include investments readily convertible to Cash (other than Cash and Government Securities).

No more than 5% of the Portfolio’s market value will be in any single issuer, except U.S. Treasuries and U.S. Agencies.  U.S. Agencies may consist of Fannie Mae, Freddie Mac, Ginnie Mae, Federal Home Loan Mortgage Corporation, Federal Farm Credit Bank, Federal Home Loan Banks, Federal Agriculture Mortgage Corporation, Tennessee Valley Authority and U.S. Treasuries Fixed income securities of a single issuer or issue, with the exception of Government Securities, are limited to no more than 5% of the market value of the Portfolio.  Fixed income securities of a single industry are limited to no more than 10% of the market value of the Portfolio.

6.5	PROHIBITED ASSETS

Prohibited investments include, but are not limited to the following:

a.	Currencies (other than U.S. Dollars)

b.	Commodities

c.	Futures Contracts (unless used for hedging purposes)

d.	Hedge Portfolios

e.	Leveraged Buyouts

f.	Limited Partnerships

g.	Puts, calls, straddles or other option or swap strategies (unless used for hedging purposes)

h.	Short Sales (unless used for hedging purposes)

i.	Stocks other than Blue Chip stocks

j.	Venture Capital

lk	Investments by the Investment Manager in their own securities, their affiliates or subsidiaries (excluding money market accounts authorized by Thunder Energies in the IPS)

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All investments outside the IPS are subject to the prior written approval of Thunder Energies and prior written notice to the Rating Agencies.

7.	PRUDENCE

Investments for the Portfolio shall be made with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

8.	INVESTMENT TRANSACTIONS

Trading for the Portfolio is directed by and is the responsibility of the Investment Manager to whom Thunder Energies has granted the discretionary authority to determine (subject to the investment objectives and policies outlined herein) the securities to be bought or sold on behalf of the Portfolio, the amount of such securities, and the brokers or dealers to be used in such transactions.  The Investment Manager is generally obligated, absent Thunder Energies direction to the contrary, to affect transactions with or through those brokers or dealers that in the Investment Manager’s view are capable of providing the best price and execution of client orders under applicable laws.

9.	COMMUNICATIONS AND REPORTING

The investment performance of the Portfolio shall be monitored and reported on a monthly basis to Thunder Energies, its designees, the Valuation Agent, the Investment Manager and the Rating Agencies (if required).  The investment performance report shall reflect the Portfolio’s overall realized return each month, the asset position and a general asset allocation statement of the Portfolio investments as of the date of the report as well as the composition and details of the assets in the Portfolio.  In addition, the Over-Collateralization Test shall be monitored and reported on by the Valuation Agent.

The investment program will have the following communication and reporting standards to ensure that it continues to achieve the Portfolio’s stated investment objectives and risk tolerance as follows:

a.	As a matter of course, the Investment Manager shall keep Thunder Energies apprised of any material changes in the Investment Manager’s outlook, investment policy, and tactics;

b.	A representative of the Investment Manager shall be available on a reasonable basis for telephone communication when needed;

c.	Any material event that affects the ownership or capital structure or any material event that affects the management of this account (such as changes in senior investment personnel) must be reported promptly to Thunder Energies and the Investment Manager. This requirement does not include routine employee stock ownership transactions or partnership announcements;

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d.	A representative of the Investment Manager shall meet with the Thunder Energies on a semi-annual basis (typically in March and September) to review and explain the Portfolio’s investment results; and

e.	The Investment Manager shall provide to Thunder Energies quarterly statements of assets and transactions.

In regards to reports delivered to the Rating Agencies, they shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service to each Rating Agency addressed to it at Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention: CBO/CLO Monitoring or by email to cdomonitoring@moodys.com and Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041-0003 or by facsimile in legible form to facsimile no. (212) 438 2655, Attention: Structured Credit – CDO Surveillance or by electronic copy to CDO_Surveillance@standardandpoors.com.

At the request of the Investment Manager and Valuation Agent, reports shall be delivered by request as specified in Section 11.04 of the Agreement.

10.	POLICY REVIEW AND FILING

This Investment Policy shall be reviewed at least once a year and either confirmed or amended as necessary.  All amendments shall be signed by the Investment Manager and Thunder Energies after written notice of any proposed amendment has been provided by Thunder Energies to the Rating Agencies, if required.

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11.	APPROVAL

It is understood that this IPS is to be reviewed periodically by Thunder Energies to determine if any revisions are warranted by changing circumstances including, but not limited to, changes in financial status, risk tolerance, or changes involving the investment managers.  Should Thunder Energies permit a deviation from this IPS or implement a change in policy, the circumstances and rationale for the change shall be documented and attached to this IPS.  Written notice of any amendment or change to this IPS shall be provided by Thunder Energies to the Rating Agencies, if required, prior to said amendment or change becoming effective. Thunder Energies agrees that this IPS shall not be amended in any way which materially adversely affects the Investment Manager or the Valuation Agent without such party’s written consent.

Thunder Energies Inc,,

By Thunder Energies, Inc., as CEO

____________________________

Signature

____________________________

Print Name

Title:  Authorized Representative

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INVESTMENT MANAGER ACCEPTANCE

Investment Manager

Deviations from the investment policies and constraints outlined in this document may be authorized in writing by Thunder Energies, which can determine if the aggregate deviation constitutes a material departure from the intent of this investment policy.

The investment policy as set forth in this document will be reviewed periodically by Thunder Energies, which can approve and implement changes.  By initial and continuing acceptance of these objectives and guidelines, the Investment Manager agrees to abide by the provisions of this document effective as of _________________.

“Investment Manager”

____________________________

Signature

____________________________

Print Name:

Title:  Authorized Representative

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APPENDIX A

GLOSSARY OF TERMS

Active Management

The buying and selling of bonds, as opposed to holding them to maturity.

Advance Amount

The lesser of (A) the S&P Advance Amount calculated using the S&P Advance Rates and (B) the Moody’s Advance Amount calculated using the Moody’s Advance Rates.

Advance Rate

For each Asset Category, the percentage set out in the relevant Rating Agency Table opposite such Asset Category and maturity (if applicable) with respect to the Over-Collateralization Test.

Approved Dealer

In the case of any Security that is not a Government Security, any bank or broker-dealer set forth in the Valuation Agent Agreement (or any successor to any such listed bank or broker-dealer) or any other bank or broker-dealer designated by Thunder Energies (or the Investment Manager on its behalf) in writing and approved by S&P and/or Moody’s (as the case may be) pursuant to a Rating Agency Confirmation.

Approved Exchange

Any exchange or quotation system providing regularly published securities prices listed in the Valuation Agent Agreement or any other exchange designated by Thunder Energies (or the Investment Manager on its behalf) in writing and approved by S&P and/or Moody’s (as the case may be) pursuant to a Rating Agency Confirmation.

Approved Network 1

Any Network 1 listed in the Valuation Agent Agreement (or any successor to any such Network 1) or any other Network 1 designated by Thunder Energies (or the Investment Manager on its behalf) in writing and approved by S&P and/or Moody’s (as the case may be) pursuant to a Rating Agency Confirmation.

Approved Pricing Service

A pricing or quotation service listed in the Valuation Agent Agreement (or any successor to any such listed pricing service) or any other pricing or quotation service designated by Thunder Energies (or the Investment Manager on its behalf) in writing and approved by S&P and/or Moody’s (as the case may be) pursuant to a Rating Agency Confirmation.

Approved Source

Any of (i) two Approved Dealers and/or Approved Network 1s (so long as the lower of two bid prices is being used) and three Approved Dealers and/or Approved Network 1s (if the average of three bid prices is being used), (ii) an Approved Exchange or (iii) an Approved Pricing Service.

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Asset

Any item of economic value owned by an individual or corporation, especially that which could be converted to cash.

Asset Category

A category assigned to each Security for the purpose of the Over-Collateralization Test.

Attribution Analysis

A tool used to evaluate the impact of a manager’s decisions on the performance of an investment fund or portfolio.  Attribution analysis compares the performance of a portfolio with that of an appropriate benchmark.  It is used mostly by institutional investors to determine whether a manager’s decisions are yielding satisfactory returns.

Barclays Capital U.S. Government Inflation-Linked Bond Index

An inflation-protection U.S. bond index published by Barclay’s Capital.  Most U.S. traded investment grade bonds are represented in the index.

Benchmark

A gauge in the securities market by which investment performance can be measured, such as the Standard & Poor’s 500 Index.

Blue Chip Stock

A huge company with an excellent reputation. These are typically large, well-established and financially sound companies that have operated for many years and that have dependable earnings, often paying dividends to investors. A blue-chip stock typically has a market capitalization in the billions, is generally the market leader or among the top three companies in its sector, and is more often a household name.

Bond

The indebted entity (issuer) issues a bond that states the interest rate (coupon) that will be paid and when the loaned funds (bond principal) are to be returned (maturity date). Interest on bonds is usually paid every six months (semi-annually).  The main categories of bonds are corporate bonds, municipal bonds, and U.S. Treasury bonds, notes and bills, which are collectively referred to as simply “Treasuries.”

Calls

An agreement that gives an investor the right (but not the obligation) to buy a stock, bond, commodity, or other instrument at a specified price within a specific time period.

Capital

The money, property, and other valuables which collectively represent the wealth of an individual or business.

Caps

Designed to provide insurance against the rate of interest on a floating rate loan rising above a certain level (known as the cap rate).

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Cash

Means any immediately available funds in United States dollars (including amounts held in the Securities Account) available to the Investment Manager.

Cash Account

The account that holds funds available to Thunder Energies to debt service or use for operational expenses which are above and beyond the Investors Capital in the Investment Account.

Cash Equivalents

Means investments (other than Cash and Government Securities):

(a) in respect of which the obligor has a short-term S&P issuer credit rating of at least “A-1+” or a long-term S&P issuer credit rating of at least “AA” for the purposes of calculating the S&P Advance Amount and has a short-term Moody’s rating of at least “P-1” or a long-term Moody’s senior unsecured rating of at least “Aa2” for the purposes of calculating the Moody’s Advance Amount or

(b) in funds investing in money market instruments, such funds rated “AAAm” or “AAAg” or “AAA” by S&P for the purposes of calculating the S&P Advance Amount and “Aaa.mf” or “MR1+” by Moody’s for the purposes of calculating the Moody’s Advance Amount; provided that: (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone, (ii) Cash Equivalents referred to in paragraph (a) above shall mature within 183 days of issuance, (iii) if either S&P or Moody’s changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of S&P or Moody’s as the case may be, (iv) if either S&P or Moody’s ceases to be in the business of rating securities, then any ratings included in this definition shall be deemed to be an equivalent rating from another rating agency, and (v) Cash Equivalents (other than money market funds maintained by the Investment Manager) shall not include any such investment equivalent to more than $50,000,000 in any single issuer.

Collateralized Debt Obligations (CDOs)

A type of structured asset-backed security (ABS) with multiple “tranches” that are issued by special purpose entities and collateralized by debt obligations including bonds and loans. Each tranche offers a varying degree of risk and return so as to meet investor demand.  CDOs’ value and payments are derived from a portfolio of fixed-income underlying assets.  CDO securities are split into different risk classes, or tranches, whereby “senior” tranches are considered the safest securities.  Interest and principal payments are made in order of seniority, so that junior tranches offer higher coupon payments (and interest rates) or lower prices to compensate for additional default risk.

Collateralized Loan Obligations (CLOs)

A type of structured asset-backed security (ABS) similar to that of a Collateralized Debt Obligation (CDO), but based on a bank’s portfolio of personal loans or commercial loans instead of bonds.

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Commodities

A physical substance, such as food, grains, and metals, which is interchangeable with another product of the same type, and which investors buy or sell, usually through futures contracts.

Corporate Securities

Bonds or debt securities issued by U.S. corporations denominated in U.S. Dollars and sold to investors.

Country Risk

Country Risk is the risk of holding the securities of countries different from the Index.

Credit Rating

A current opinion of an obligor’s overall financial capacity (its creditworthiness) to pay its financial obligations.  This opinion focuses on the obligor’s capacity and willingness to meet its financial commitments as they come due.  In the case of split ratings, the lower rating of either Moody’s or Standard & Poor’s shall apply.

Credit Risk

Credit Risk is the uncertainty surrounding the borrower’s ability to repay its obligations.

Cure

A provision in a contract allowing a defaulting party to fix the cause of a default, for example a repayment grace period.

Currency

The monetary unit of a sovereign state such as United States dollars.

Custodian

A bank or other financial institution that provides custody of stock certificates and other assets of an institutional investor.

Diversification

Spreading a portfolio over many investments to avoid excessive exposure to any one source of risk.

Duration

A measure of price sensitivity to interest rate changes.  Duration is the anticipated percentage move in price given a 100 basis point (1 percent) move in interest rates.

Equity

Claims held by the owners of a firm.

Fiduciary

A person, company or association holding assets in trust for a beneficiary.  One who can exercise discretionary authority or can control important aspects of legal matter.

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Fixed Income Investment or Fixed Income Security

A security issued by a borrower that obligates the issuer to make specified payments at a fixed interest rate to the holder over a specific period of time.  May also be referred to as “debt” or “bonds.”  For the purposes of this IPS, Fixed Income Securities is comprised of both Corporate Securities and Government Securities issued with a fixed interest rate.

Futures Contracts

Exchange-traded contracts to buy or sell a standard quantity of a given instrument, at an agreed price, and date.  A future differs from an option in that both parties are obliged to abide by the transaction.  Futures are traded on a range of underlying instruments including commodities, bonds, currencies, and stock indices.

Government Security

Collectively, U.S. Treasuries and U.S. Agencies.

Guidelines

Refers to an Investment Manager’s “Investment Guidelines,” established between the Investment Manager and Thunder Energies as part in an investment management agreement.  Guidelines may be general or specific.

Hedge Fund

A private investment partnership or an off-shore investment corporation in which the general partner has made a substantial personal investment, and whose offering memorandum allows for the fund to take both long and short positions, using leverage and derivatives, and invest in many markets.  Hedge funds often use strategies involving program trading, selling short, swaps, and arbitrage.

Hedge (Hedging)

A strategy used to offset investment risk.  A perfect hedge is one eliminating the possibility of future gain or loss.

Historical Factors

A review of past relationships and the environment associated with them to assess the relative investment potential of the current market conditions and relationships.

Inflation

The overall general upward price movement of goods and services in an economy (often caused by a increase in the supply of money), usually as measured by the Consumer Price Index.

Interest Rate Risk

Interest Rate Risk is the price volatility produced by changes in the overall level of interest rates as measured by an option-adjusted duration.

Investment Account

The account that holds Securities in a Portfolio managed by the Investment Manager.

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Investment Advisers Act of 1940

Legislation in the United States defining an investment adviser as a person who provides professional advice on how to manage investments or makes investments on behalf of a client. Under amendments to the Advisers Act, investment advisers with more than $25 million under management are required to register with the SEC.  The act defines the liability of investment advisers and provides guidelines on the fees and commissions they may collect.  Additionally, the Act provides certain anti-fraud provisions protecting investors from predatory advisers, even those not registered with the SEC.

Investment Consultant

An individual or organization that could provide specialized professional assistance to Thunder Energies in determining the Portfolio’s asset allocation model or optimal combination of investments in order to maximize risk-adjusted investment returns in a manner consistent with the investment guidelines

Investment Grade Fixed Income Bonds

A bond issued with a fixed rate of interest with a credit rating of “Baa3” or higher by Moody’s Investor Service or “BBB-” or higher for Standard & Poor’s.  Investment grade ratings apply to issuers whose financial risk is relatively low and the probability of future payment relatively high.  For purposes of this IPS, Investment Grade Fixed Income Bonds are comprised of fixed rate Corporate Securities and fixed rate Government Securities with Investment Grade Ratings.

Investment Grade Rating(s)

Various alphabetical and numerical designations or ratings are assigned by Moody’s Investors Service, Standard & Poor’s Ratings Services, and other nationally recognized statistical rating organizations to give relative indications of bond and note creditworthiness. Standard & Poor’s uses the following lettering system for each rating category and “+”, flat or “-” to indicate steps within each category, starting with a rating from highest to lowest credit quality of: AAA, AA, A, BBB, BB, B, CCC, CC, C, and D for default.  Moody’s Investors Services uses the following lettering system for each rating category and “1”, “2” or “3” to indicate steps within each category, starting with a rating highest to lowest credit quality of: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C.  The top four rating categories without regard to their sub-classification are considered investment grade ratings (e.g. “BBB-” or higher by Standard & Poor’s and “Baa3” or higher by Moody’s).

Investment Horizon

The length of time a sum of money is expected to be invested.  An individual’s investment horizon depends on when and how much money will be needed, and the horizon influences the optimal investment strategy.  In general, the shorter the investor’s horizon, the less risk he/she should be willing to accept.

Investment Manager

A manager or potential manager, both public market and private market.  Includes, but is not limited to managers of equity, fixed income, private equity, real estate, hedge funds, commodities and cash.  An outside money management firm retained under contract by Thunder Energies.

Investors Capital

Initial funds raised by Network 1 and or Thunder Energies and placed into the Portfolio for the Investment Manager to invest in the Portfolio.

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Leverage

A condition where a portfolio’s market obligation may exceed the market-value-adjusted capital commitment by the amount of borrowed capital (debt).

Leveraged Buyouts

Takeover of a company or controlling interest in a company, using a significant amount of borrowed money.  Often the target company’s assets serve as collateral for the borrowed money.

Limited Partnerships

A business organization with one or more general partners, who manage the business and assume legal debts and obligations, and one or more limited partners, who are liable only to the extent of their investments.  Limited partners also enjoy rights to the partnership’s cash flow, but are not liable for company obligations.

Liquidation

An Investment Manager will liquidate assets to try and get as much of the money to rebalance an investment portfolio or what is owed to the investors as possible.

Liquidity

Portfolio liquidity is defined as fixed income investments through major market makers with market execution.

Long-term

In the context of Thunder Energies liability and investment horizons, long-term is assumed to be 30 years or more.

Mark-to-Market

A measure of the fair value of accounts that can change over time, such as assets and liabilities.  Mark-to-market aims to provide a realistic appraisal of an institution’s or company’s current financial situation.

Market Index

An aggregate value produced by combining several bonds or other investment vehicles together and expressing their total values against a base value from a specific date.  Market indexes are intended to represent an entire bond and thus track the market’s changes over time.

Market Value

With respect to:

a.	Cash, the current balance thereof;

b.	(i) any Cash Equivalents of the type described in paragraph (a) of the definition thereof, the original purchase price (as reported to the Valuation Agent Thunder Energies, or the Investment Manger on behalf of Thunder Energies) of such Cash Equivalents and

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(ii) any Cash Equivalents of the type described in paragraph (b) of the definition thereof, the aggregate current net value (as reported to the Valuation Agent by Thunder Energies, or the Investment Manger on behalf of Thunder Energies) of such Cash Equivalents;

c.	any Security or an Unquoted Investment, at any date, where either the lower of two bid prices or the average of three bid prices quoted by Approved Dealers or Network 1's obtained at least monthly shall apply; provided that in no event will the Market Value of any Unquoted Investment exceed the value most recently determined by Thunder Energies (or the Custodian or Investment Manager on behalf of Thunder Energies) in any report or statement provided by Thunder Energies (or the Valuation Agent on behalf of Thunder Energies). Prior to the first determination of the Market Value of any Unquoted Investment as provided in this clause, the Market Value of such Unquoted Investment will be the lower of the value thereof as most recently quoted by an Approved Source, if any, and the purchase price paid for such Security; and

d.	any other Security at any date, an amount determined by Thunder Energies (or the Investment Manager or the Valuation Agent on behalf of Thunder Energies) that is equal to the product of (x) the Market Value Price for each such Security on such date and (y) the par amount of such Security held by, or on behalf of, Thunder Energies.

In the event no bids, or an insufficient number of bids, are received in connection with determining the Market Value of any Security on a Valuation Date, as applicable, the Market Value of such Security shall be zero ($0).

For the purposes of the definition of Market Value, accrued interest on any interest-bearing Securities as reported to the Valuation Agent by Thunder Energies (or the Investment Manager on behalf of Thunder Energies) shall be excluded in the determination of Market Value by the party making such determination.

Market Value Price

With respect to a Security at any date, the bid price for such Security at such date obtained from an Approved Source identified by Thunder Energies (or Investment Manager on behalf of Thunder Energies).

Maturity

The date upon which the principal or stated value of an investment becomes due and payable.

Money Market

The market in which short-term debt instruments (bills, commercial paper, bankers’ acceptances, etc.) are issued and traded.

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Moody’s Advance Amount

As of any date of determination under the Over-Collateralization Test, the sum of (i) the sum for all Securities of the product of (1) the Market Value of such Securities multiplied by (2) the Moody’s Advance Rate for the Asset Category applicable to such Securities under the Over-Collateralization Test, (ii) amounts on deposit in the Cash Account, less amounts, if any, that proposed to be disbursed by Thunder Energies, and (iii) the positive or negative value of the Net Accrual Amount as of such date.

Moody’s Investors Service (Moody’s)

A nationally-recognized credit rating agency that grades the investment quality of bonds in a 9-symbol system.  The ranges extend from the highest investment quality, which is “Aaa”, to the lowest credit rating, which is “C”.  Securities rated “Baa3” or greater are considered investment grade.  Securities rated “Ba1” or below are considered to be speculative.

Moody’s OC Test Rating

(i) in the case of a Security that is rated by both Moody’s and S&P where the difference between such ratings is one category or less, the higher of such ratings;

(ii) in the case of a Security that is rated by both Moody’s and S&P where the difference between such ratings is more than one category and the Moody’s rating is higher, such Moody’s rating;

(iii) in the case of a Security that is rated by both Moody’s and S&P where the difference between such ratings is more than one category and the Moody’s rating is lower, the rating that is midway (based on the number of rating subcategories between such ratings) between such ratings (or, if the number of such rating subcategories between such ratings is odd, the higher of the two ratings nearest such midpoint);

(iv) as reported to the Valuation Agent by Thunder Energies (or the Investment Manager on behalf of Thunder Energies), in the case of a Security that is not rated by Moody’s but another obligation of the same issuer is rated by Moody’s, then (a) if the obligation is of the same priority, such rating, (b) if the obligation is a senior unsecured obligation, then (1) one subcategory above such rating, if such Security is a senior secured obligation, with a rating of “Aaa” remaining the same, (2) two subcategories below such rating if such rating is “B1” or higher and such Security is a subordinated obligation, (3) one subcategory below such rating if such rating is between “B2” and “Ca”, inclusive, and such Security is a subordinated obligation and (4) otherwise “C”, (c) if the obligation is a subordinated obligation and such Security is a senior secured obligation, then (1) one subcategory above such rating if such rating is “Baa3” or higher, (2) two subcategories above such rating if such rating is between “Ba1” and “B2”, inclusive, (3) one subcategory above such rating if such rating is “B3” and (4) otherwise such rating, (d) if the obligation is a subordinated obligation and such Security is a senior unsecured obligation, then (1) one subcategory above such rating if such rating is “B3” or higher and (2) otherwise such rating and (e) if the obligation is a senior secured obligation, then (1) one subcategory below such rating if such rating is “Ca” or higher and such Security is a senior unsecured obligation, (2) two subcategories below such rating if such rating is “Ca2” or higher and such Security is a subordinated obligation and (3) otherwise “C”;

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(v) if Thunder Energies (or the Investment Manager on behalf of Thunder Energies) presents such Security to Moody’s for an estimate of such Security’s rating factor, the rating determined from such estimate; provided that pending receipt from Moody’s of such estimate, such rating shall be “B3” if Thunder Energies (or the Investment Manager on behalf of Thunder Energies) certifies to the Investment Manager and the Valuation Agent that Thunder Energies (or the Investment Manager on behalf of Thunder Energies) believes that such estimate will equate to a rating of at least “B3”;

(vi) in the case of a Security that is not rated by Moody’s and no other obligation of the same issuer is rated by Moody’s then (1) if such Security is rated by S&P, (a) one subcategory below the Moody’s equivalent of the rating assigned by S&P if such rating is “BBB-” or higher and (b) two subcategories below the Moody’s equivalent of the rating assigned by S&P if such rating is “BB+” or lower or (2) if such Security is not rated by S&P but another obligation of Thunder Energies is rated by S&P (a “parallel security”), and the Moody’s equivalent of the rating of such parallel security is determined in accordance with the methodology set forth in clause (1) hereof, the rating determined in accordance with the methodology set forth in clause (iv) above (for such purpose treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (2); and (vii) in the case of a Security that is only rated by Moody’s (including any estimated rating), such Moody’s rating.

Municipals

Bonds issued by any of the 50 states, the territories and their subdivisions, counties, cities, towns, villages and school districts, agencies (such as authorities and special districts created by the states), and certain federally-sponsored agencies (such as local housing authorities).  There are two broad groups of municipals: 1) Public Purpose bonds, which remain tax-exempt and can be issued without limitation; and (2) Private Purpose Bonds, which are taxable unless specifically exempted.

Net Accrual Amount

As of any Valuation Date, an amount, which may be positive or negative, equal to (i) as determined by Thunder Energies (or the Investment Manager on behalf of Thunder Energies), since the last Interest Payment Date, the aggregate amount of accrued interest paid or payable to Thunder Energies on all interest-bearing Securities as of such date minus (ii) the sum of (a) the aggregate amount of accrued interest payable by Thunder Energies on the next succeeding Interest Payment Date in respect of the Investors Capital and (b) the Investment Manager’s good faith estimate of the aggregate amount of accrued and unpaid fees and expenses of Thunder Energies, including any fees and expenses payable under the Agreement and Permitted Encumbrances

Net Cash Flow

A measure of a portfolio’s or company’s financial health.  Equals cash receipts minus cash payments over a given period of time; or equivalently, net profit plus amounts charged off for depreciation, depletion, and amortization. Also called cash flow.

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Non-Investment or Speculative Grade Fixed Income Bonds

A bond issued with a fixed rate of interest with a credit rating of “Ba1” or lower by Moody’s or “BB+” or lower by Standard & Poor’s.  These securities are also known as high yield, speculative, or “junk” bonds.  For purposes of this IPS, Non-Investment Grade Fixed Income Bonds are comprised of fixed rate Corporate Securities and fixed rate Government Securities with Non-Investment or Speculative Grade Ratings.

Non-Investment or Speculative Grade Rating(s)

Various alphabetical and numerical designations or ratings are assigned by Moody’s Investors Service, Standard & Poor’s Ratings Services, and other nationally recognized statistical rating organizations to give relative indications of bond and note creditworthiness. Standard & Poor’s uses the following lettering system for each rating category and “+”, flat or “-” to indicate steps within each category, starting with a rating from highest to lowest credit quality of: AAA, AA, A, BBB, BB, B, CCC, CC, C, and D for default.  Moody’s Investors Services uses the following lettering system for each rating category and “1”, “2” or “3” to indicate steps within each category, starting with a rating highest to lowest credit quality of: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C.  Any rating category below the top four rating categories without regard to their sub-classification are considered non-investment or speculative grade ratings (e.g. “BB+” or lower by Standard & Poor’s and “Ba1” or lower by Moody’s).  Nonetheless, this IPS does not allow the purchase or holding of Securities rated below “B-” by Standard & Poor’s or “B3” by Moody’s.

Option (on a Fixed Income Security)

The right or privilege to either buy (call option) or sell (put option) a designated amount of a particular fixed income security or class of securities during a time period ending on the expiration date of the option.

Over-Collateralization Test/OC Test

The test that is satisfied as of any Business Day if (a) the sum, as of such Business Day, of (i) the Outstanding principal amount of Investors Capital is less than or equal to (b) the Advance Amount.

For the purposes of the Over-Collateralization Test, Thunder Energies (or the Investment Manager on behalf of Thunder Energies) shall assign each Security to one of the following categories (each, an “Asset Category”) commencing upon the initial acquisition thereof:

Asset Category A Investments means Cash.

Asset Category B Investments means Cash Equivalents.

Asset Category C Investments means U.S. Treasuries.

Asset Category D Investments means U.S. Agencies.

Asset Category E-1 Investments means Corporate Securities which (i) are Performing, (ii) are priced by an Approved Source, and (iii) have an S&P OC Test Rating of at least “AAA” by S&P for the purposes of calculating the S&P Advance Amount or a Moody’s OC Test Rating of at least “Aaa” by Moody’s for the purposes of calculating the Moody’s Advance Amount.

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Asset Category E-2 Investments means Corporate Securities which (i) are Performing, (ii) are priced by an Approved Source, and (iii) have an S&P OC Test Rating of “AA+”, “AA” or “AA-” by S&P for the purposes of calculating the S&P Advance Amount or a Moody’s OC Test Rating of “Aa1”, “Aa2” or “Aa3” by Moody’s for the purposes of calculating the Moody’s Advance Amount.

Asset Category E-3 Investments means Corporate Securities which (i) are Performing, (ii) are priced by an Approved Source, and (iii) have an S&P OC Test Rating of “A+”, “A” or “A-” by S&P for the purposes of calculating the S&P Advance Amount or a Moody’s OC Test Rating of “A1”, “A2” or “A3” by Moody’s for the purposes of calculating the Moody’s Advance Amount.

Asset Category E-4 Investments means Corporate Securities which (i) are Performing, (ii) are priced by an Approved Source, and (iii) have an S&P OC Test Rating of “BBB+”, “BBB” or “BBB-” by S&P for the purposes of calculating the S&P Advance Amount or a Moody’s OC Test Rating of Baa1”, “Baa2” or “Baa3” by Moody’s for the purposes of calculating the Moody’s Advance Amount.

Asset Category E-5 Investments means Corporate Securities which (i) are Performing, (ii) are priced by an Approved Source, and (iii) have an S&P OC Test Rating of “BB+”, “BB” or “BB-” by S&P for the purposes of calculating the S&P Advance Amount or a Moody’s OC Test Rating of “Ba1”, “Ba2” or “Ba3” by Moody’s for the purposes of calculating the Moody’s Advance Amount.

Asset Category E-6 Investments means Corporate Securities which (i) are Performing, (ii) are priced by an Approved Source, and (iii) have an S&P OC Test Rating of “B+”, “B” or “B-” by S&P for the purposes of calculating the S&P Advance Amount or a Moody’s OC Test Rating of “B1”, “B2” or “B3” by Moody’s for the purposes of calculating the Moody’s Advance Amount.

Over-Collateralization Failure

The existence of a Collateralization Shortfall Date which has not at any time been remedied provided that the same does not qualify as an Event of Default under the Agreement due to failure to remedy such under-collateralization.

Over-Collateralization Test Report

The report substantially in the form set out in the Agreement and Valuation Agent Agreement.

Over-the-Counter (OTC)

The market for securities and traded products that are not listed on the major exchanges.  OTC options are options with negotiated premium, strike price, and expiration date.

Peer Group

An opinion of a group of analysts that the price of a security will increase or decrease at roughly the same rate as the market as a whole, as measured by a broad-based index.

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Performing

With respect to any Securities, the issuer of such Securities is not in default of any payment obligations with respect thereof.

Portfolio

A collection of investments owned, managed, or overseen by an individual or investment manager, a board or an organization.

Private Placements

The sale of securities to a relatively small number of select investors as a way of raising capital.  Investors involved in private placements are usually large banks, mutual funds, insurance companies and pension funds.  Private placement is the opposite of a public issue, in which securities are made available for sale on the open market.

Prudent Person Rule

An investment standard where the Investment Manager (investment manager) may invest in a security if it is one which would be bought by a prudent person of discretion and intelligence who is seeking a reasonable income and preservation of capital.

Puts

An option contract giving the owner the right, but not the obligation, to sell a specified amount of an underlying asset at a set price within a specified time.  The buyer of a put option estimates that the underlying asset will drop below the exercise price before the expiration date.

Rate of Return

The yield obtainable on a security based on its purchase price or its current market price.  This may be the amortized yield to maturity on a bond of the current income return.

Rating Agency

Each nationally recognized securities rating agency or agencies designated by the Issuer to  provide a rating or ratings for a Series of Notes and, initially, means Moody’s and S&P, or, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, any other nationally recognized securities rating agency designated by the Issuer.

Rating Agency Confirmation

With respect to any specified action or determination, receipt by Thunder Energies (or the Valuation Agent on its behalf) and the Investment Manager of written confirmation by each Rating Agency which has assigned ratings to the Investors Capital that such specified action, determination or appointment will not result in reduction or withdrawal of any of the ratings currently assigned to the Investors Capital by such Rating Agency.

Rating Agency Tables

The tables applicable to the Rating Agencies set out at the end of these definitions and procedures and specifying the Advance Rates.

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Reallocation Period

Shall have such meaning as set forth in Section 4.2.

Rebalancing

The action of adjusting allocations relative to their targets or ranges to adjust for actual or anticipated market movements

Registered Investment Adviser (RIA)

Describe an Investment Adviser who is registered with the Securities and Exchange Commission or a state’s securities agency.  The term has been popularized due to its use within the Investment Advisers Act of 1940 and its association to the term “Investment Advisor” (“IA”) (spelled “Investment Adviser” in U.S. financial law).  An IA is defined by the Securities and Exchange Commission as an individual or a firm that is in the business of giving advice about securities.

Reporting Date

The last Business Day of each calendar month.

Reserve Currency Benchmark Country

Reserve Currency Benchmark Countries are those countries in the Barclays Capital International Fixed Income Index whose currency is held in significant quantities by other national governments as part of their foreign exchange reserves.  Reserve currencies typically consist of the U.S. Dollar, the Euro, the British Pound, and the Japanese Yen.

S&P Advance Amount

As of any date of determination under the Over-Collateralization Test, the sum of (i) the sum for all Securities of the product of (1) the Market Value of such Securities multiplied by (2) the S&P Advance Rate for the Asset Category applicable to such Securities under the Over-Collateralization Test, (ii) amounts on deposit in the Cash Account, less amounts, if any, proposed to be disbursed by Thunder Energies, and (iii) the positive or negative value of the Net Accrual Amount as of such date.

S&P OC Test Rating

(i) with respect to any Security with an S&P issuer credit rating, such rating;

(ii) as reported to the Valuation Agent by the Investment Manager, with respect to any Security without an S&P issuer credit rating, but whose issuer, or the unconditional and irrevocable guarantor of such issue, is rated by S&P, the senior unsecured S&P rating of such issuer or such unconditional and irrevocable guarantor, as the case may be;

(iii) as reported to the Valuation Agent by the Investment Manager, with respect to any Security without an S&P issuer credit rating, and without an issuer or unconditional and irrevocable guarantor of such issue rated by S&P, but with a public Moody’s senior unsecured rating of such issuer or unconditional and irrevocable guarantor of such issue, the S&P rating as set forth opposite the applicable public Moody’s rating in the S&P OC Test Rating Chart;

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(iv) with respect to any Security not covered in (i) through (iii) above, the rating of the issue, issuer, or such unconditional and irrevocable guarantor, as the case may be, as privately assessed by S&P at Thunder Energies’s or the Investment Manager’s request; and

(v) with respect to any Security not covered in (i) through (iv) above, “CCC-”.

S&P OC Test Rating Chart

The chart set forth below:

Moody’s Rating	Mapped S&P Rating
Aaa	AA+
Aa1	AA
Aa2	AA-
Aa3	A+
A1	A
A2	A-
A3	BBB+
Baa1	BBB
Baa2	BBB-
Baa3	BB+
Ba1	BB-
Ba2	B+
Ba3	B
B1	B-
B2	CCC+
B3	CCC
Caa1	CCC-
NR or below Caa1	NR

Securities

All Cash, Cash Equivalents, Government Securities, and Corporate Securities.  Securities which Thunder Energies has contracted to purchase shall not be deemed to be owned by Thunder Energies until settlement of such purchase and Securities which Thunder Energies has contracted to sell shall not cease to be Securities for the purposes of the Security until settlement of such sale.

Securities and Exchange Commission (SEC)

Agency created by the Congress of the United States to protect investors in securities transactions by administering securities legislation.

Security

Instrument that signifies an ownership position in a corporation (stock), a creditor relationship with a corporation or governmental body (bond), or rights to ownership such as those represented by an option, subscription right, and subscription warrant.  For purposes of this IPS, security investments by Thunder Energies are restricted to bonds or debt instruments.

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Short-Term

Usually one year or less, often used to refer to bonds or loans.

Short Sales

Selling securities that are not owned and buying them back later to: 1) take advantage of an anticipated decline in the price; or 2) to protect a profit in a long position.

Sovereign Debt

A bond or security issued by a foreign government or government sponsored agency.

Straddles

An options strategy with which the investor holds a position in both a call and put with the same strike price and expiration date.

Standard & Poor’s (S&P)

A nationally-recognized credit rating agency that grades the investment quality of bonds in a 10-symbol system.  The ranges extend from the highest investment quality, which is “AAA”, to the lowest credit rating, which is “D”.  Securities rated “BBB-” or greater are considered investment grade.  Securities rated “BB+” or below are considered non-investment or speculative grade.

Standard Deviation

A statistical measure of the historical volatility of a bond portfolio, usually computed using 36 monthly returns.  More generally, a measure of the extent to which numbers are spread around their average.

Stocks

Represent a portion of ownership in a company.  Sometimes the shares have voting rights, but not generally.

Swap

Private agreement between two companies to exchange cash flows in the future according to a prearranged formula.

Time-weighted

The regular yearly return over several years that would have the same return value as combining the actual annual returns for each year in the series.

U.S. Agencies

Negotiable debt obligations of a United States government sponsored agency that is backed by, but not guaranteed by, the United States government.

U.S. Agency Mortgage Derivatives

Negotiable debt obligations of a United States government sponsored agency that is backed by mortgage loans guaranteed by the United States government.

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U.S. Treasuries

Negotiable debt obligations issued and guaranteed by the full faith and credit of the United States of America.

U.S. Treasury Bills

A non-interest bearing discount security issued by the U.S. Treasury typically issued to mature in three months, six months or one-year.

U.S. Treasury Bonds

Long-term U.S. Treasury securities having initial maturities of more than ten years.

U.S. Treasury Notes

Intermediate-term U.S. Treasury securities having initial maturities of from one-year to ten years.

U.S. All Urban Consumers Price Index (CPI)

An inflationary indicator that measures the change in the cost of a fixed basket of products and services, including housing, electricity, food, and transportation.  The CPI is published monthly and also called cost-of-living index or measurement on inflation.

U.S. Corporate Bonds

Securities issued in the U.S. market by U.S. corporations or foreign corporations (Yankee bonds).

U.S. Government Sponsored Entities (GSE’s)

Issuer that benefits from sponsorship with or underlying guarantee from the U.S. government entity.

U.S. Multi-National Corporate Bonds

A corporation issues bonds that have its facilities and other assets in at least one country other than its home country (United States).  Such companies have offices and/or factories in different countries and usually have a centralized head office where they co-ordinate global management.  Very large multinationals have budgets that exceed those of many small countries.

Unquoted Investments

Securities other than Cash, Cash Equivalents or Government Securities for which the Market Value has not been obtained from an Approved Source on the preceding Valuation Date.

Valuation Agent

The entity designated by Thunder Energies under the Agreement to perform services to verify that the Securities meet the Over-Collateralization Test and other reporting requirements of the Agreement.

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Valuation Date

Means (a) an Interest Payment Date (after giving effect to the distributions to be made on such date), (b) a Reporting Date, (c) the Wednesday of each calendar week which does not include an Interest Payment Date or Reporting Date or, if such Wednesday is not a Business Day, the immediately preceding Business Day or (d) for the purpose of determining the Market Value Price of an Security at any date when the Issuer is not, or the Issuer (or the Investment Manager on its behalf) reasonably believes that it is not, in compliance with any covenant relating to the Over-Collateralization Test, the date on which the most current pricing information with respect to such Security is reasonably available; provided, that in no event shall a Valuation Date occur until the later of (i) the thirtieth (30th) Business Day following the Closing Date (or such earlier date upon which all Pending Deliverables are delivered) and (ii) such date when an Investment Management Agreement has been executed and any Security is no longer held solely as Cash or invested in U.S. Treasuries.

Venture Capital

Funds made available for startup firms and small businesses with exceptional growth potential.  Managerial and technical expertise is often also provided. Also called risk capital.

Volatility

The relative rate at which the price of a security moves up and down.  Volatility is found by calculating the annualized standard deviation of daily change in price.  If the price of a bond moves up and down rapidly over short time periods, it has high volatility.  If the price almost never changes, it has low volatility.

Yield

For bonds and notes, the coupon rate divided by the market price.  This is not an accurate measure of total return, since it does not factor in capital gains.  For securities, the annual dividends divided by the purchase price.  This is not an accurate measure of total return, since it does not factor in capital gains.

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EXHIBIT B

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